Exhibit 4.13

Agreement

between

the Government of the Republic of Armenia

and

Corporación América S.A.

signed on

December 17, 2001

M. & M. BOMCHIL

Abogados

TABLE OF CONTENTS

I.	The Parties	1
II.	Background	1
III.	Definitions	1
IV.	Interpretation	7
V.	Purpose	7
VI.	Term	10
VII.	RightS and Duties of Manager	11
VIII.	Rights and Duties of GOA	13
Ix.	FORCE MAJEURE	16
x.	master plan	17
XI.	AIRPORT REGULATIONS	18
XII.	FINANCIAL MATTERS	19
XIII.	Rules on Property.	22
XIV.	EMPLOYEES.	23
XV.	POSSESSION.	23
XVI.	ADDITIONAL Land	24
XVII.	Security	25
XVIII.	Termination of the Agreement	25
XIX.	ASSIGNMENT	27
XX.	MISCELANEA	27
XXI.	Governing Law and Jurisdiction	29

APPENDIXES

A.	REPRESENTATIONS AND WARRANTIES.	32
B.	TARIFFS SCHEDULE.	40
c.	MEMORANDUM OF UNDERSTANDING.	45
D.	PLAN OF THE AIRPORT. INVENTORY.	46
E.	PROVISIONS REGARDING THE TRANSITION PERIOD BETWEEN EFFECTIVE DATE AND POSSESSION DATE	47
f.	DOCUMENTS OF EMPOWERMENT.

I. The Parties

This agreement is entered into by and between the following Parties:

I.1.

The Government of the Republic of Armenia (hereinafter “GOA”), represented by Mr. Andranik Margaryan, acting in his capacity of Prime Minister of the Republic of Armenia, pursuant to the decision of GOA which is attached as appendix F, domiciled at 1 Hanrapetutian Square, Yerevan, Republic of Armenia.

I.2.

Corporación América S.A. (hereinafter the “Manager”), represented by Mr. Eduardo Eurnekian, acting in his capacity of president of the board of directors, pursuant to the board resolution which is attached as appendix F, establishing domicile for all purposes relating to this agreement at 8 Hanrapetutian Street, Yerevan, Republic of Armenia.

II. Background

2.1. GOA has decided to modernize the physical infrastructure of Zvartnots International Airport (hereinafter the “Airport”), to raise it to contemporary standards, and to improve the quality of management of the Airport.

2.2. GOA has further decided to enter into an agreement with a private company with international expertise in airport management, in order to accelerate the implementation of the aforementioned decision. To that end, GOA is prepared to grant to the Manager the exclusive right to operate, manage and commercially exploit the Airport over a period of thirty (30) years.

2.3. GOA and the Manager expressed their interest in negotiating a contract under the mentioned guidelines by signing a Memorandum of Understanding on September 22, 2001.

2.4. As an inducement to enter into and perform its obligations under this agreement, the Parties represent and warrant to each other as stated in appendix A.

III. Definitions

3.1. For purposes of this Agreement, the terms hereinbelow stated shall, either in plural and/or singular, have the meaning ascribed to them herein:

“Accessibility Infrastructure” shall mean the existing infrastructure surrounding the Airport or related to it and all public utilities and facilities which are required or might be required in order to perform any Airport Activity or any other activity related to the Airport, such as public roads, electric power supply lines, telecommunication lines, etc. For the avoidance of doubt, assets will be considered to be part of the Accessibility Infrastructure instead of part of the Property when any of the following criteria is met, which enumeration is not limitative: (i) their indirect use for Airport Activities; (ii) the generality of their use, not essentially intended for Airport Activities; (iii) their location outside the boundaries of the Airport; (iv) the fact that the Manager’s exclusive control over them is not necessary to allow the Manager to administer the Airport as foreseen in this Agreement; or (v) the application of other reasonable international criteria. The preceding examples do not have any prevailing or preference order.

“Adverse Consequences” shall mean all damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Encumbrances, losses –either direct or indirect -, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses incurred by or imposed to any Party as result of any act or omission, all legal actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings. Adverse Consequences deriving from termination of this Agreement pursuant to sections 18.6 and 18.7 will be calculated as provided in the Liquidated Damages provisions herein, except in what Adverse Consequences from third parties are concerned, with respect to which the definition of Adverse Consequences will fully apply.

“Agreement” shall mean this Agreement for the management, the operation and the commercial development of the Airport, and - unless the context requires otherwise - all other agreements and documents executed by both Parties which modify or complement this instrument.

“Airport” shall mean the Zvartnots International Airport of Yerevan, Republic of Armenia which, for all purposes of this Agreement, will be considered as an organised unit which comprehends the land within the Airport perimeter and the runways, taxiways, platforms, terminals, parking areas, hangars and other buildings, fuel plants and other premises within that perimeter, and all other Property.

“Airport Activities” shall mean each and every activity enumerated in sections V and VII.

“Airport Authority” shall mean the person with legal authority to govern the Airport and to enact regulations on the Airport Activities, to the extent those functions do not interfere with non-delegable functions of GOA under civil aviation laws and regulations.

“Airport Charges” shall mean those charges applicable to freight, those to be paid by aircraft operators and passengers indicated in appendix B, and those which may become applicable in accordance with ICAO and IATA regulations and recommendations.

“Airport Regulations” shall mean those regulations enacted by the Manager as provided for in section XI.

“Companies” shall mean the “Zvartnots International Airport” Closed Joint Stock Company, “Aviasnund” Closed Joint Stock Company (“Air Catering”), “Aviausumnakan kentron” CJSC (“Aviation Training Center”), “Aviavareliki Itsavorum” CJSC (“Fueling”), “Aviabuj” Medical Centre CJSC and all other persons now rendering services which as of Possession will be performed by the Manager under this Agreement.

“Effective Date” shall mean the date on which the executive order approving the Agreement is published in the Official Gazette of the Republic of Armenia.

“Encumbrance” shall mean any mortgage, charge (whether fixed or floating), pledge, lien, option, right of preemption, right of retention of title or negative pledge, attachment, inhibition, notice of loss or any other form of security interest, easement, claim, liability, third party right or encumbrance (whether monetary or not) or any obligation (including any conditional obligation) to create any of the same.

“Environmental, Health, and Safety Requirements” shall mean all ICAO and IATA standards, all national and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release (in each case, whether into the air, the ground or water), control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“Exclusivity” shall mean that as from the Effective Date neither GOA nor any other national or local authority shall be able to grant to a third party the right or render on its own, the management and operational service of the Airport, or perform on its own account or grant to third parties the right to perform any Airport Activity under the terms set forth in the Agreement.

“Fees” shall mean the consideration to be paid by persons conducting authorized business activities or occupying pieces of land in the Airport in the form of charges, prices, considerations, royalties, occupation fees, access fees, concession fees, etc.

“Force Majeure Event” shall mean any unforeseeable event (expressly including any act of terrorism) which may not be avoided or suppressed, with the effect of preventing any Party from complying with a certain obligation. Events caused or originated by any of the Parties or any person related to it by way of corporate control or administrative relations will not constitute Force Majeure Events.

“GOA” shall mean the Government of the Republic of Armenia.

“IATA” shall mean International Air Transport Association.

“ICAO” shall mean International Civil Aviation Organization.

“IRR” shall mean the annual net after tax internal rate of return on the Manager’s actual total Airport capital investments valued in United States dollars, including equity, equity equivalents, subordinate loans and/or convertible loans and any other capital contribution as expressed in the Manager’s accounting statements audited by an international auditing firm. When used as an adjective indicating an attribute of the IRR, the term “agreed” will be construed in a manner consistent with sections 8.1, paragraph (xi) and 12.9. Interest on subordinate loans and convertible loans granted by Manager’s afiliates will be considered part of IRR.

“Liability” shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses” shall mean all licenses, permits, habilitations, approvals and consents which are required to perform specific business activities under the laws of the Republic of Armenia.

“Liquidated Damages” shall mean the amount that GOA will pay to Manager pursuant to sections 18.6 and 18.7 of this Agreement, which will be calculated as follows:

(i) the sum of all Cash Capital Investments, each one capitalized at the rate of 20 % per year as from the moment when each Cash Capital Investment occurred till the date of payment of the indemnification,

less

(ii) the sum of all Cash Capital Returns, each one capitalized at the rate of 20 % per year as from the moment when each Cash Capital Return occurred till the date of payment of the indemnification,

plus

(iii) existing obligations, either capital or interests, incurred regarding other Manager’s investments or activities which may not be revoked or assigned to GOA or to a new manager, up to the date of payment of the indemnification;

whereas

Cash Capital Investment is when the following calculation results in a positive (+) sign: Equity contributions either in cash or in kind, plus shareholders’ loans including subordinated and non subordinated loans, less dividends paid net of any applicable Tax on dividends, less interests paid on shareholders’ loans net of any withholding Tax on interests if applicable, less shareholders’ loans repayments, less equity capital reductions; and

Cash Capital Returns is when the following calculation results in a negative (-) sign: Equity contributions either in cash or in kind, plus shareholders’ loans including subordinated and non subordinated loans, less dividends paid net of any applicable Tax on dividends, less interests paid on shareholders’ loans net of any withholding Tax on interests if applicable, less shareholders’ loans repayments, less equity capital reductions.

Any amount resulting of the referred to above formula must be free of any Tax which may be applicable to the Liquidated Damages, if any. For such purpose such Liquidated Damages shall be grossed up, if necessary.

“Manager” shall mean Corporación América S.A., until its fully controlled (either directly or indirectly) Armenian affiliate company, which shall be adequately funded, is established, such affiliate is established and registered, in which event all the rights and obligations of the Manager will be deemed assumed and assigned to such legal entity. Because of its controlling shareholder, section 1, part 2), paragraph c) of the Treaty on Promotion and Protection of Investments subscribed between the Argentine Republic and the Republic of Armenia on April 16, 1993, applies to the Manager.

“Master Plan” shall mean the document containing guidelines for the works to be done by the Manager on the Airport during the Term, to be drafted and approved as set forth in section X. The Master Plan will follow ICAO’s safety standards and IATA’s class C service quality levels.

“Memorandum” shall mean the “Memorandum of Understanding between the Government of the Republic of Armenia and the Corporación América S.A.”, executed on September 22, 2001, attached hereto as appendix C, and any amendment thereof.

“Parties” shall mean GOA and the Manager.

“Possession” shall mean the formal act through which the Manager takes control of the Airport and so becomes responsible of its operation and management.

“Property” shall mean, jointly and without distinction, all real, personal, mixed, tangible and intangible property of any kind or nature which is now or in the future will be part of the Airport Activities, regardless of the identity of the current owner, person or government entity with any property right (including but not limited to rights of use) on each item of Property, including but not limited to the items depicted in appendix D, including assets of “Shinveranorogman varchutyun” CJSC. For the avoidance of doubt, assets will be considered to be part of the Property if any of the following criteria is met, which enumeration is not limitative: (i) their direct use for Airport Activities; (ii) the fact that their use is essentially intended for Airport Activities; (iii) their location inside the boundaries of the Airport; (iv) the fact that the Manager’s exclusive control over them is necessary to allow the Manager to administer the Airport as foreseen in this Agreement; or (v) the application of other reasonable international criteria. The preceding examples do not have any prevailing or preference order.

“Taxes” shall mean any taxes (including, without limitation, all taxes in the nature of income (net and/or gross), capital gains, profits, alternative or add-on minimum, assets, turnover, franchise, license, capital, capital stock, intangible, services, premium, transfer, sales, use, ad-valorem, value-added, payroll, wage, severance, employment, social security, retirement, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding, or estimated taxes), fees, duties (including customs duties), assessments, withholdings or governmental charges of any kind whatsoever including, without limitation, any and all such taxes which should have been collected and paid to any governmental body on behalf of third parties (including, without limitation, obligations resulting from acting as a retention agent, perception agent, commission agent or intermediary), including with respect to each item any interest, adjustments, penalties, or additions.

“Term” shall mean the term of the Agreement set forth in section VI, including all of its eventual extensions.

“Users” shall mean all and every person –either individuals or legal entities, including government agencies and state owned companies- using the Airport premises and services.

3.2. All definitions and terms herein used and not defined in 3.1 shall be interpreted in accordance with interpretations commonly used by ICAO and IATA.

IV. Interpretation

4.1. This Agreement shall be interpreted in an integral manner and specific provisions shall not be construed separately from the rest of the Agreement, unless otherwise indicated.

4.2. This Agreement (including the appendices), constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they are related in any way to the subject matter hereof, except for sections 15, 17, 18, 20 and 21 of the Memorandum.

4.3. The order of the chapters and clauses herein shall not be considered as establishing any rank of priority between them.

4.4. Titles in this Agreement are for reference only and shall not affect the interpretation of the context thereof.

4.5. References to “days” shall be references to administrative business days, unless otherwise expressly stated.

V. Purpose

5.1. The Manager is hereby granted by GOA the exclusive right, to administer, operate and exploit the Airport and to that end is granted by GOA the exclusive right to use the Airport and the Property, and to conduct all businesses relating to the Airport, only excluding those businesses and properties specifically indicated in this Agreement as not included in it. The granting of these rights implies the granting to Manager of the Licenses identified in clause 5.3 and the delegation by GOA to Manager of all the functions related to governance of the Airport other than State regulatory functions - as such governance is described in this Agreement as exercised by the Manager as from Possession – which were previously conducted by the Companies and other private or public persons and those pertaining to the Airport Authority.

The Manager shall not pay any fee or other consideration of any kind whatsoever for the granting of the rights foreseen in this Agreement; the preceding exemption will not apply to ordinary charges foreseen in Armenian laws and regulations such as those corresponding to applications for the Licenses mentioned in section 5.6.

5.2. Without limiting the principle set forth in section 5.1, the Manager will have the exclusive right to administer and to exploit the following activities relating to the Airport, which enumeration is not limitative:

Aviation services

(a)	aircraft guidance and escorting services,
(b)	parking areas management,
(c)	movable and mechanical staircases provision and operation,
(d)	telescopic bridge,
(e)	ground handling services, including aircraft pulling services,
(f)	electrical supply services,
(g)	operational-technical maintenance services,
(h)	aviation security and aircraft custody services,
(i)	utility services for aircrafts,
(j)	fuel and lubricants supply and fueling,
(k)	special vehicle transportation services,

Commercial

(l)	rent of ground spaces for commercial purposes,
(m)	advertising,
(n)	duty-tax free shops,
(o)	shopping centers,
(p)	bank and exchange bureau and financial services,
(q)	hotels,
(r)	restaurants, snack-bars, coffee shops,
(s)	duty paid shops such as clothing and fixtures, newspaper and magazine stands,
(t)	casinos and other entertainment premises,
(u)	car parking,
(v)	baggage carts and lockers,
(w)	telecommunication services permitted by license Nbr. 60,
(x)	VIP lounges,
(y)	catering,
(z)	gas stations for automobiles,

Other

(aa)	customs warehouses,
(bb)	intermodal logistics platforms,
(cc)	free zones,
(dd)	ground transportation,

(ee)others, not forbidden which turn out to be complementary or useful to the aeronautical operation and/or the commercial development of the Airport, including but not limited to activities connected to the Airport such as convention, art and exhibition centres, hotels and other leisure and tourism activities and transportation, which may be performed outside the Airport. With regard to activities performed outside the Airport, neither the investment nor the return will be taken into account for purposes of IRR calculations.

5.3. The approval of this Agreement by GOA shall imply the granting to the Manager of all Licenses required to render the aviation services depicted in section 5.2, clauses (a) to (k) and those aviation services which may be created, developed or implemented in the future as the result of the evolution of existing services or procedures, or with the effect of substituting or complementing existing services or procedures.

5.4. As of Possession date, GOA will have granted to the Manager the License required to perform the activity depicted in clause 5.2, paragraph (n). To that end, GOA shall make its best efforts to have the May 30, 2001 law on licensing amended by the National Assembly of the Republic of Armenia.

5.5. Approval of the Master Plan and any extension or revision thereof shall imply the granting of all Licenses required for building and construction purposes.

5.6. Notwithstanding any other provision of this article V, the rights enumerated in section 5.2, paragraphs (p), (t), (w) (z) and (aa) are subject to applicable laws. GOA shall facilitate, to the maximum extent allowed by the Armenian Law, the Manager’s obtaining of the Licenses necessary to perform said activities.

GOA shall, among other measures, appoint a government officer to serve as liaison officer between the competent government agencies, and between those agencies and the Manager.

5.7. The Manager acknowledges that license Nbr. 60 grants exclusivity for public telecommunication services to Armentel, and any commercial activity in said area is subject to said license. Armentel’s license will not prevent the Manager from installing, maintaining and operating telecommunications systems for the Manager’s private use and/or the Airport’s purposes, either wireless or wired. In any case Armentel shall pay the corresponding Fees for the use of spaces or the rendering of its services within the Airport.

5.8. Air traffic control activities are not included in this Agreement. Consequently, the Manager shall not be responsible for approximation, taxying, flight operations or any other activity related to air traffic control. GOA shall ensure the permanent rendering of air traffic control services.

5.9. The Manager shall not be deemed successor of the Companies or any other public or private person performing activities or exercising any authority in the Airport with regard to the debts or duties that the latter could have incurred towards GOA or any third party, including the Companies’ employees.

GOA shall indemnify and hold the Manager harmless with respect to any Adverse Consequence which the Manager may suffer in connection with the Companies’ activities, rights and obligations or those of any other public or private person performing activities or exercising any authority in the Airport, provided that third party claims against the Manager are adjudicated by a court, government agency, any other public authority or an arbitration court, either in the Republic of Armenia or in any other country, even though there are pending appeals or actions and without prejudice to GOA’s rights under section XXI, or GOA’s responsibility is established through the arbitration proceedings foreseen in section XXI.

5.10. The right granted hereby shall, in no case, prevent the Manager from doing other businesses in the Republic of Armenia.

VI. Term

6.1. This Agreement shall be binding and effective as from the Effective Date, and for a thirty-year period as from Possession.

6.2. Provided that the Manager is in good standing, the Manager shall have the option, which the Manager may exercise at its sole discretion from the date which is six (6) months prior to the end of the first and any subsequent five-year period as from Possession, to indefinitely extend the term of the Agreement for additional periods of five (5) years starting from the end of the period indicated in clause 6.1 and any extension thereof.

The Manager may exercise his option from the date which is six (6) months before the end of the first and any subsequent five-year term period as from Possession.

With respect to each new extension period, the Manager shall update the Master Plan as provided for in section 10.3.

Unless any specific clause regarding earlier termination of the Agreement or revision of the Master Plan applies, rejection of any update of the Master Plan made pursuant to clause 6.2 will imply that the Term will end at the termination of the original period set forth in clause 6.1, or the last extension as to which an update to the Master Plan has been approved; in such a case, the last approved update of the Master Plan will be applied until the termination of the Agreement.

VII. Rights and duties of Manager

7.1. The Manager shall be entitled to:

(i)	Conduct, on its own account or through any third parties the commercial activities foreseen in section 5.2.
(ii)

Grant to third parties the right to use certain ground spaces to carry out the commercial activities which the Manager may authorize, either gratuitously or for consideration, by way of a revocable instrument or agreement or by such instrument the Manager considers appropriate. All common expenses such as garbage recollection, air conditioning, heating, illumination, security and cleaning, and utilities such as electric power, telephone, water, sewage and gas, and additional services such as special cleaning, security and maintenance for ground spaces granted by the Manager, will be billed to the Users.

(iii)	Develop activities related to tourism.
(iv)	Organize and exploit a free zone. To that end, GOA shall enact all the pertinent customs laws and regulations so as to enable the Manager to open the free zone, as of Possession date.
(v)

Contract an airport operator which shall act as technical advisor of the Manager on the Airport operations, replace such operator and terminate the pertinent agreements at any time. The Manager may freely contract any of the following airport operators: Aeropuertos Argentina 2000 S.A., Società Esercizi Aeroportuali S.p.A., Aeropuerto del Neuquén S.A. or any of their respective controlled or controlling companies, or any company subject to a common control with respect to any of them. The Manager may not contract any other airport operator without GOA’s prior written authorization, which will not be unreasonably withheld, except when the Manager controls, is controlled by, or is under a common control with respect to the pertinent airport operator. For purposes of this paragraph, “control” shall have the meaning indicated in section 7.2, paragraph (vii).

(vi)

Use the word ‘Zvartnots’ as a part of its corporate name and/or use it in connection with any Airport Activity, with all exclusive intellectual rights thereon. Such exclusivity does not extend to the use of the word ‘Zvartnots’ in relation to activities unrelated to the Airport, the Airport Activities or this Agreement.

(vii)	Any other activity not prohibited by the law or other legislative act.

7.2. The Manager shall:

(i)

Undertake and warrant the normal and permanent rendering of aviation services as from Possession date and through the whole Term, without prejudice to the Manager’s rights under sections IX, 12.8 and XVIII;

(ii)	manage and operate the Airport according to internationally accepted airport standards;
(iii)	comply with the Master Plan as provided for in section X;
(iv)

obtain, at its own cost and risk, adequate financing and management resources to modernize the physical infrastructure of the Airport, to raise it to contemporary standards and to improve the quality of its management;

(v)

provide GOA with the ground spaces required for the performance of customs, migration, defense, security, safety, phyto-zoo sanitary and bromatological controls and public health activities, as long as they are and remain activities directly performed by GOA’s agencies and bodies, in accordance with the Master Plan. If GOA decides that any of the referred to activities will be performed by private persons pursuant to any kind of delegation or agreement with GOA’s agencies or bodies, the Manager shall have a right of first refusal for the performance of such activities, which right must be exercised within a period of thirty (30) days as from the announcement of any bid by a third party. The right of first refusal of the Manager shall consist of his right to be awarded the pertinent contract, provided that the Manager offers conditions substantially equivalent to the best bidder’s.

(vi)

Provide GOA with an annual report (and such other reports as GOA may reasonably request) on the development of the management, exploitation and operation of the Airport, which will include the following data: traffic data, revenues and investments.

(vii)

Manage, operate and exploit the Airport Activities in terms of Exclusivity, directly or through contracts with third parties. The Manager may not grant such rights to third parties for the administration and exploitation of aviation services (as described in section 5.2, clauses (a) through (k) without GOA’s prior written authorization, which will not unreasonably withheld, except those cases in which Manager possesses more than half voting shares of such third parties, or otherwise controls the decisions of such third parties through methods not prohibited by the law. All other contracts with third parties for the administration and exploitation of all other Airport Activities will not require any authorization or consent whatsoever unless otherwise required by law for purposes of public health or safety, subject to sections 5.3 through 5.6, which will apply to such third parties.

(viii)

Collect from all of the Users (including the airlines, and all other public or private persons performing activities or exercising any authority in the Airport) the corresponding Airport Charges as set forth in the tariffs schedule attached as appendix B, and the Fees which the Manager may establish.

(ix)

Construct, maintain and/or operate, on its own account or through any third parties, any hangars, fuel storage plants or aircraft supply plants, customs warehouses and/or any other warehouses or premises related to the handling of air cargoes or the aeronautical operation in general, subject to section X.

7.3. For all purposes of this Agreement the Exclusivity shall imply that no person, either an individual or a legal entity, shall be able to perform any of the Airport Activities set out in the Agreement without prior express authorization from the Manager.

VIII. Rights and Duties of GOA

8.1. GOA shall:

(I)	guarantee that the Manager be entitled to and enjoy the exclusive administration, exploitation and operation of the Airport during the Term and under the conditions set forth in the Agreement;
(ii)

notwithstanding the provisions of this Agreement containing more specific commitments of GOA,GOA shall perform all reasonable and necessary acts so that the Manager is able to immediately enjoy his rights under this Agreement to the fullest extent, and GOA shall enact or repeal regulations it is legally authorized to do, in order to remove all legal obstacles which currently or in the future may materially and adversely (a) hinder such enjoyment or (b) make such enjoyment more onerous or difficult by way of prohibiting acts, restricting the enjoyment of any right or imposing requisites in contradiction with the Manager’s reasonable expectations based on the representations and warranties of GOA and the past and current regulations and customs of the Republic of Armenia. To the extent that laws are required to be enacted or repealed, GOA shall use its best efforts to have the necessary laws approved or repealed by the National Assembly of the Republic of Armenia.

(iii)

From Possession date on, cooperate with the Manager, to the fullest extent allowed by the Armenian Law, for the immediate eviction from the Airport premises of defaulting lessees, licensees or other Users, or of lessees, licensees or other Users not authorized by the Manager, even by public force if authorized by the competent courts. Notwithstanding the foregoing, the Manager shall be entitled to recover the adjusted amount of total damages to be paid by the person causing the same or by such person acting as guarantor for the activities carried out by any person causing such damages.

(iv)

Guarantee that the Accessibility Infrastructure will be provided, maintained and improved to allow the Airport operations and the Airport Activities to be conducted normally and permanently as the Airport grows, in accordance with generally accepted international standards and practices. Maintenance, improvement and provision of Accessibility Infrastructure will not affect the aeronautical activity or any Airport Activity.

(v)

Provide the services of weather reports, public health and aircraft and infrastructure fire extinguishment, in accordance with international airport standards, without prejudice to the remaining activities it is entitled to carry out, such as migration, customs, phyto-zoo sanitary and bromatological controls, etc. which have not been delegated to the Manager.

(vi)

Enact the reasonable and necessary regulations to ensure that transport of Users to or from the Airport is made through reasonably modern, safe, economic efficient and sound means of transportation. GOA shall undertake all reasonable actions necessary so that the Manager is entitled to organize and exploit a transportation service in a free and competitive market environment and to grant to third parties the right to organize and exploit such service as from Possession date.

(vii)

In case GOA decides to delegate to the private sector the construction, maintenance, upgrade, extension, administration, exploitation or operation of any other local airport currently existing or to be constructed, the Manager shall have a right of first refusal to obtain such delegation but only on terms set by GOA, which right must be exercised within a period of thirty (30) days as from the announcement of any bid by a third party. The right of first refusal of the Manager shall consist of his right to be awarded the pertinent contract, provided that the Manager offers conditions substantially equivalent to the best bidder’s. If GOA, either directly or by contracting any third party: (a) constructs any international airport different from the Airport, in the Republic of Armenia or converts any existing airport into an international airport; or (b) constructs any local airport within a radius of two hundred and fifty kilometers (250 Km.) from the Airport, the Manager, between the start of the construction and one year after its completion, shall be entitled to terminate this Agreement pursuant to section 18.7, and to obtain the corresponding indemnification from GOA.

The Parties acknowledge that Gyumri airport operates flights to CIS countries. Gyumri airport shall not operate international flights other than flights to CIS countries.

(viii)

Deny authorization for any flights by air carriers on the sole basis that they are in arrears with the payment of any of the Airport Charges set out in the tariff schedule attached as appendix B or those otherwise applicable under the Agreement and those cases foreseen in applicable laws and regulations, and take all other actions foreseen in section 12.8.

(ix)	Take all necessary steps and execute all the actions required to effectively guarantee the IRR set forth herein during the whole Term.

(x)	Provide reasonable cooperation to the Manager, in obtaining financing from international financial institutions, including loans to the Manager, if any.
(xi)

GOA shall not take any financial responsibility or risk, other than allowing the Manager to mortgage or otherwise encumber any item of Property, with GOA’s prior written consent, which shall not be unreasonably withheld, and to pledge, either totally or partially, the Manager’s right to collect any Airport Charges or Fees, in the way which the Manager may consider necessary or convenient consistent in all respects with applicable law.

(xii)

Provide a rescue and fire fighting team and facilities in accordance with the following standards: ICAO – Annex 14, chapter 9 “Emergency and other services”, and related ICAO manuals. GOA shall upgrade the rescue and fire fighting team standards and increase the resources affected to rescue and fire fight in order to efficiently ensure safety at the Airport premises as the Manager implements the Master Plan. If GOA faces financial difficulties to acquire equipment necessary to comply with its obligations under this paragraph, the Manager shall cooperate with GOA to find a convenient way to achieve such purpose.

(xiii)

Identify and operate alternative airports each time the Manager temporarily suspends the Airport operations in order to perform works or any other reason which may require such suspension at the Manager’s reasonable discretion, and each time GOA suspends the Airport operations due to accidents or any other reason which justifies such suspension under applicable laws.

(xiv)GOA shall collect and retain the air state duty applied to the individuals exiting the Republic of Armenia by air transportation.

8.2. GOA shall be entitled to monitor the Manager’s implementation of the projects to which the Manager committed.

IX. Force Majeure

9.1. If any Force Majeure Event arise, within a 24-four hour period from the time at which the Force Majeure Event happened, the Party which suffers its consequences shall inform the other Party on the features of the event and the expected time and conditions on which expects the pending obligations will be complied with.

9.2. Upon the conclusion or elimination of the Force Majeure Event, the Parties shall cooperate to minimize its effect and to normalize the compliance of their respective obligations.

9.3. If the Force Majeure Event permanently and substantially affects the Parties’ ability to accomplish the objectives of this Agreement, then the Parties shall negotiate an earlier termination of the Agreement on the basis that the Parties responsibilities following termination will be limited to the actual compliance or non-compliance of obligations due at the end of the Agreement.

9.4. Non compliance due to Force Majeure Events will not entitle any of the Parties to make any claim with respect thereto.

X. Master Plan

10.1. The Manager shall produce a Master Plan and shall submit it to GOA for approval within six (6) months as from Possession.

10.2. The Master Plan will describe the works to be executed during the first five years of the Term with the corresponding preliminary estimates of investment amounts, and will set the guidelines for the works and operations for the improvement and maintenance of the Airport during the remaining part of the Term.

The Master Plan and all revisions and extensions thereof will be made according to traffic projections, the agreed IRR, the objective needs of the service and other conditions the Manager may deem appropriate according to standards applied in similar airports around the world.

10.3. The Master Plan will be updated each five years, and extended to cover a thirty-year period. The Master Plan may be revised at the Manager’s request as provided for in section 12.9, or based on the changing needs of the Airport.

10.4. If GOA does not approve the original Master Plan within sixty (60) days from its submittal by the Manager, then the Parties shall try to find mutually acceptable terms for the Master Plan. Until the Master Plan is approved, the Manager shall be entitled to administer, exploit and operate the Airport performing those maintenance works which are essential for aviation operations. GOA shall not object to the Master Plan unreasonably or based on grounds other than objective technical reasons or as a result of public health and safety regulations or other applicable law.

10.5. The approval of the Master Plan and its revisions by GOA shall imply the granting of all permissions and licenses, both national and local, needed for completion of all the works comprised therein.

10.6. The Manager shall have the right to establish the priority rank among the works described in the Master Plan, to postpone or anticipate their execution to further or prior periods with respect to those originally foreseen, and to prepare the corresponding projects for their implementation at his sole discretion, emphasizing safety concerns according to ICAO rules and taking into account service quality levels under IATA class C category.

The Manager shall inform to GOA on the execution and progress of the specific works described in the Master Plan.

XI. Airport Regulations

11.1. The Manager shall act in the capacity of Airport Authority. In such capacity, the Manager may appoint an airport administrator and shall regulate the activities developed by any person, either public or private, which may enter the Airport and/or use its premises and/or services provided within the Airport or has any direct or indirect relationship with the activities developed at the Airport, by enacting the Airport Regulations, as the Manager may deem necessary or convenient, subject to applicable laws.

11.2. The initial Airport Regulations will be enacted as soon as possible as from the date of Possession. The Manager shall be entitled to amend all Airport Regulations and to enact new Airport Regulations at its sole discretion. New Airport Regulations and amendments shall be effective as from the date on which they are notified to GOA.

11.3. GOA empowers the Manager with all the necessary authority to enforce the Airport Regulations and shall provide all the assistance required for such purposes.

GOA shall make all the powers and rights granted to the Manager enforceable against Users and any third parties.

XII. Financial matters

Airport Charges and Fees

12.1. All the activities carried out at the Airport as well as the use of any item of Property by a User shall entitle the Manager to collect the relevant Airport Charges and the Fees which the Manager establishes.

Initial Airport Charges stated in appendix B are hereby approved. Adjustments to Airport Charges, including those foreseen in section 12.9, paragraph (ii), will become effective immediately as from the date on which the Manager notifies the adjustment to GOA, but may be objected by GOA within a 15-day term as from the date of actual receipt of the notification by GOA. If GOA does not object the adjustments within the term above established, the adjustments will remain in force.

GOA shall not unreasonably withhold its approval to the adjustments to Airport Charges.

All Fees and non-aeronautical charges and fees shall be set at the Manager’s sole discretion.

12.2. At all times the Manager will be entitled to collect the Airport Charges and the Fees in United States dollars, euros or drams, or a quantity of drams equivalent to sums expressed in United States dollars or euros, at the Manager’s sole discretion, to the extent allowed by Armenian Law.

For purposes of conversion of Airport Charges and Fees into foreign currency or vice versa, the Manager shall apply the exchange rates of the Central Bank of the Republic of Armenia. Should any law or market condition make such exchange rates to become materially different from any other official or unofficial rate which may be used in the Republic of Armenia for realistic exchange calculations in terms of real value of currencies, then the Manager shall be entitled to chose the applicable rate.

12.3. The Manager shall establish the schedule and other conditions regarding the invoicing and payment of Airport Charges and Fees, which shall be binding for all Users.

12.4. Airport Charges and Fees shall be automatically adjusted by applying the following procedures:

(i) Airport Charges and Fees expressed in drams will be adjusted proportionally to the variations of the exchange ratio between the dram and the United States dollar, determined as foreseen in section 12.2.

(ii) Airport Charges and Fees expressed in United States dollars: the Producer Price Index for Finished Goods seasonally adjusted- Total (PPI), monthly published by the Bureau of Labor Statistics of the United States Department of Labor, and verified between the index corresponding to December of the year when the Agreement is signed, which shall be considered “PPI Base Year”, and the index corresponding to December of the year to be updated.

(iii) Airport Charges and Fees expressed in euros will be adjusted proportionally to the variations of the exchange ratio between the euro and the United States dollar, determined as foreseen in section 12.2.

Exchange and inflation variations between the date of any invoice and the date of actual payment of the corresponding debt, may be billed by the Manager separately.

Fees

12.5. The Manager shall be entitled to assess each particular Fee and to modify its amount at its sole discretion. When assessing Fees, the Manager shall refrain from discriminating Users for any reason other than market and business convenience criteria.

The Manager shall have the right to keep the amount of each Fee in strict confidence. If GOA is acquainted with the amount of any Fee for any reason whatsoever, it shall keep such information in strict confidence unless disclosure is mandatory under a specific provision of the laws of the Republic of Armenia.

12.6. Payment of Fees pursuant to the conditions set out by the Manager will be an essential condition to use any Airport service and any item of Property and to carry out any commercial activity to which any person is entitled to by payment of Fees. Default in payment of Fees shall authorize the Manager to terminate the pertinent agreements and to request the competent courts the expulsion from the Airport as well as any other applicable measure, notwithstanding the right to file the corresponding administrative and judicial claims in order to obtain payment of all amounts due and payable.

Airport Charges

12.7. Airport Charges shall be communicated to the Users through appropriate means,

such as signs, brochures, etc., which the Manager may deem advisable.

12.8. Payment of Airport Charges according to the conditions set out by the Manager will be an essential condition to obtain approval for the start of flight, to use Airport services or any item of Property and to carry out any activity to which any person is entitled to by payment of Airport Charges. Default in payment of Airport Charges shall authorize the Manager to request the Department of Civil Aviation of the Republic of Armenia or other responsible agency of GOA the detention of the aircraft or ban on any flight, and such authority shall, by submission of evidence of non-payment, proceed to apply the corresponding interest, penalty, disqualification, revocation or cancellation of any permits to operate at the Airport and/or the expulsion therefrom as well as any other applicable measure, notwithstanding the right of the Manager to file the corresponding administrative and judicial claims in order to obtain payment of any amounts due and payable. GOA shall ensure that the Department of Civil Aviation of the Republic of Armenia or other responsible agency of GOA implements the before mentioned measures when requested by the Manager, subject to the laws of the Republic of Armenia.

IRR adjustments

12.9. In order to reach an annual IRR of twenty percent (20%), the following procedure will apply:

(i) at the end of each fiscal year, the Manager may propose adjustments to the Master Plan to maintain the mentioned IRR. GOA may not unreasonably withhold its consent to said adjustments.

(ii) If the approved adjustments to the Master Plan do not reestablish the agreed IRR, the Manager shall be entitled to adjust the real value (taking into account inflation) of Airport Charges, provided that before each adjustment the Manager informs GOA on the proposed adjustment.

(iii) If the Manager does not recover the agreed IRR after applying the procedures established in paragraphs (i) and (ii), the Manager shall be entitled to extend the Term to the extent this allows the Manager to recover the agreed IRR, at the Manager’s sole discretion.

Adjustments due to Tax modifications

12.10. In the event that after the date of Possession Taxes currently applicable increase, then the Manager shall be entitled to immediately increase all Airport Charges and Fees so as to reflect such increase, without prejudice to its rights under section 12.9.

For purposes of this clause, Tax increases shall mean rate increases, elimination or reduction of any exemption or deduction and any other modification which causes the final impact of any Tax to increase.

12.11. The adjustments established above will not prevent the Manager from seeking any other remedies available to it under the laws of the Republic of Armenia.

XIII. Rules on Property

13.1. GOA shall transfer the right of use, including the right to grant subconcessions, leases and other rights of use, of the Airport and the Property to the Manager, which shall exercise due care in its maintenance and operation.

13.2. The Manager is authorized to use and administer the Airport and the Property now or in the future pertaining to such Airport. GOA shall register at the cadastre the Manager’s right to use the Airport and the Property and have it fully enforceable as of Possession date. Subject to the provisions of section 8.1, paragraph (xi), Manager shall be entitled to manage, encumber in any manner, pledge, mortgage, levy any type of lien thereon, transfer the same and in general make any use of such property which has not been specifically forbidden by the laws of the Republic of Armenia, during the Term. In order to constitute, enjoy and enforce those rights and to make them valid against third parties, GOA shall furnish the Manager with the powers of attorney, trust documents and all other principal and ancillary documents and, generally, perform all acts which the Manager may consider to be reasonably necessary for such purposes.

13.3. The Manager shall own all the buildings constructed during the Term and will have the right to have them registered as owned by the Manager, and shall own the movable property acquired during the Term. The Manager shall transfer the ownership of such buildings and movable property related to Airport Activities to GOA, at no cost, upon termination of the Agreement.

13.4. Upon termination of the Agreement, the Manager shall return the Property so that GOA is guaranteed the continuity of the service under conditions substantially equal to those existing during the last five years of the Agreement. Transfer Taxes of the Republic of Armenia, if any, will be the responsibility of GOA.

13.5. The Manager shall not be responsible with respect to any environmental Adverse Consequence which cause or origin took place before Possession date, or with respect to repairs on the Property needed because of activities prior to Possession. From the date which is eighteen (18) months as from Possession date, the Manager shall be responsible for all Environmental, Health and Safety Requirements – excluding any obligation to repair the Property because of activities prior to Possession - and all environment pollution produced by the Manager’s own activities.

13.6. All the items of Property, other than real estate, which are replaced by the Manager because of its wear and tear, or in order to improve the quality of the assets affected to the Airport Activities, will pass to the Manager’s ownership.

13.7. The Manager shall have the right to demolish, rebuild and modify any part of the Airport for purposes of improving it in accordance with the Master Plan.

XIV. Employees

The Manager shall be free to employ as many employees as required for the efficient operation of the Airport and shall not be obliged to hire or maintain any of the employees currently employed by any of the Companies or any other public or private person performing activities or exercising any authority in the Airport. The Manager will make his best efforts to support GOA in identifying appropriate measures to minimize the effects of this Agreement on the Airport’s or Companies’ present employees.

XV. Possession

15.1. Possession shall take place on or prior to the date which is 120 calendar days from Effective Date.

15.2. If any of the following conditions are not complied with by GOA as of Possession date, the Manager shall have the right to terminate the Agreement, without prejudice to other remedies available under applicable laws:

(i) the Property being free of all occupants, Users and any other person having a factual or legal power on any item of Property, unless consented to by the Manager;

(ii) the Manager’s right to use the Property as foreseen in this Agreement being duly registered and fully enforceable;

(iii) the definitive termination of the Companies’ activities in the Airport, unless authorized by the Manager;

(iv) the exclusion from the Airport of all employees which will not be hired by the Manager, under GOA’s responsibility;

(v) the granting of the plots of land requested by the Manager pursuant to section 16.1, second paragraph, to the extent condemnation proceedings are not required under Armenian Law;

(vi) the granting of the Licenses indicated in section 5.4;

(vii) issuance of the documents to enable the Manager to obtain initial funding, in accordance with sections 8.1, paragraphs (x) and (xi), and 13.2;

(viii) the Parties’ agreeing on the additional steps to be fulfilled and requirements to be complied with in accordance to section 15.3;

(ix) completion of all the steps depicted in appendix E or to be identified according to appendix E.

15.3. Thirty (30) days before Possession, the Parties shall meet in order to identify all additional steps to be fulfilled and requirements to be complied with in order to secure the effective and complete transfer of the Property and the effective and complete enjoyment of the Manager’s rights as from Possession date, and for the avoidance of interruptions of the essential services of the Airport.

XVI. Additional land

16.1. GOA shall, within a reasonable period, take reasonable steps to make plots of land surrounding the Airport available to the Manager according to what the Manager reasonably considers necessary for the extension and/or betterment of the Airport infrastructure. For such purpose, GOA shall file all administrative and/or judicial actions that may become necessary, under its exclusive responsibility.

At Possession date, GOA shall give to the Manager those surrounding plots of land -additional to those depicted in appendix D - which the Manager may request to affect to the Airport operations.

GOA shall not unreasonably deny its consent to the granting of plots of land additional to those depicted in appendix D.

16.2. The plots of land mentioned in 16.1 shall be delivered free of any Encumbrance and any other hindrance so that the Manager is able to use them immediately in the manner it deems convenient but which is consistent with the services constituting Airport Activities.

16.3. All costs related to the obligations established in 16.1 and 16.2 shall be exclusively borne by GOA, without exception whatsoever.

XVII. Security

17.1. General police and security procedures within the Airport premises shall be GOA’s responsibility pursuant to the laws in force, in accordance with the following standards: ICAO – Annex 17 “Security” and related ICAO manuals. The Criminal Police and/or any other non-military security force shall have the duty to police all the Airport premises, with full access to any of them.

GOA shall upgrade the security standards and increase the resources affected to security in order to efficiently secure the Airport premises as the Manager implements the Master Plan.

17.2. Notwithstanding the foregoing, the Manager shall have the right to hire, maintain and direct a private security service for and within the Airport premises, according to the laws in force.

XVIII. Termination of the Agreement

18.1. The following are events of termination:

a)Expiration of the Term.

b)Termination due to the Manager’s fault.

c)Bankruptcy of the Manager.

d)Termination due to an administrative discretionary act.

e)Termination due to the GOA’s fault.

f)Termination due to Force Majeure Events, as set forth in article IX and section 18.8.

18.2. Termination of the Agreement will not imply the termination of the agreements that, for any reason whatsoever the Manager executed with third parties, which shall be automatically assigned to GOA unless such agreements otherwise provide.

GOA shall indemnify and hold the Manager harmless with respect to any Adverse Consequence the latter may suffer deriving from the mentioned agreements, provided that third party claims against the Manager are adjudicated by a court, government agency, any other public authority or an arbitration court, either in the Republic of Armenia or in any other country, even though there are pending appeals or actions and without prejudice to GOA’s rights under section XXI; or GOA’s responsibility is established through the arbitration proceedings foreseen in section XXI.

The Manager shall not execute agreements related to the Airport with third parties extending beyond five years after termination of the period indicated in section 6.1 or any extension thereof.

18.3. Expiration of the Term.

This Agreement will terminate upon the expiration of the Term.

18.4. Termination due to the Manager’s fault.

The GOA shall be entitled to terminate the Agreement due to the fault of the Manager if:

(a)

The Agreement is totally or partially assigned by the Manager, without express authorization of the GOA. Neither any subconcession or subcontract - to the extent GOA’s consent is not required - nor any other form of performing the Airport Activities as provided for in this Agreement may be considered as an assignment of this Agreement.

(b)	The Manager does not take Possession lacking reasonable cause pursuant to the provisions of this Agreement. or
(c)

The Manager incurs in the abandonment of the facilities of the Airport. Abandonment is deemed when the Manager due to his fault and without reasonable cause stops exploiting the Airport for more than ten (10) days.

18.5. Bankruptcy of the Manager.

The bankruptcy, insolvency, invocation of any laws for its protection from creditors or cessation of business of or by the Manager will cause the termination of the Agreement.

18.6. Termination due to an administrative discretionary decision.

GOA shall refrain from terminating the Agreement as foreseen in this section until the first fifteen (15) years of the Term lapse.

Should GOA decide to consider the Agreement as terminated unilaterally and based on its discretion other than for a cause of termination foreseen in this Agreement, GOA shall pay the Manager the Liquidated Damages and shall indemnify and hold the Manager harmless with respect to all Adverse Consequences caused by third parties and deriving from the termination of this Agreement.

If GOA terminates the Agreement based on reasonable national defense considerations,

Adverse Consequences will exclusively consist of the total amount of investments effectively made by the Manager plus the Manager’s existing obligations regarding investments which may not be revoked or assigned to GOA or a new manager, up to the time of termination of the Agreement by GOA.

18.7. GOA’s Breach of Contract.

Should GOA breach any of its obligations under this Agreement, the Manager shall be entitled to terminate the Agreement if GOA fails to repair the breach within a 20 day period after being served notice of the breach by Manager. In such a case, GOA shall pay the Manager the Liquidated Damages and shall indemnify and hold the Manager harmless with respect to all Adverse Consequences caused by third parties and deriving from the termination of this Agreement.

18.8. Special cases of termination due to Force Majeure Events

The Manager shall have the right to consider that a Force Majeure Event has happened and so terminate this Agreement with a six-month prior notice if the Manager reasonably proves that during the last two (2) years the IRR on the investments actually made by the Manager has not been recovered. Manager shall assist GOA to identify actions to ensure normal continuation of Airport Activities, and shall provide training, information and know how to GOA, at GOA’s reasonable request.

XIX. Assignment

Other than is contemplated in the definition of “Manager” in article III, and the assignment of the Agreement to any third party controlling, controlled by, or under a common control with respect to the Manager, the Manager may not assign this Agreement without GOA’s prior written consent, which will not be unreasonably withheld. For purposes of this clause, “control” shall have the meaning indicated in section 7.2, paragraph (vii).

XX. Miscelanea

20.1. Without limitation to any obligations implied by law, all of the Parties will after as well as before and upon the date hereof do all acts and things and sign and execute all documents and deeds requisite for the purpose of implementing the terms of this Agreement.

20.2. The Manager shall evaluate the possibility of assuming the obligations of “Zvartnots International Airport” Closed Joint Stock Company in connection with the construction of the Airport’s cargo terminal. The Manager shall assume all or part of said loan obligation provided that the European Bank of Reconstruction and Development reasonably reschedules or refinances its repayment or otherwise facilitates its repayment and GOA supports the Manager in its negotiations with said bank. If the aforementioned rescheduling or refinancing is not acceptable, or GOA does not provide the support the Manager requires, or GOA does not accept the contribution to the repayment of the loan offered by the Manager, then the Parties shall have the right to terminate this Agreement at no cost to either Party.

20.3. For the performance of all the Airport Activities, being they performed by the Manager itself or by his authorized subcontractors, the Manager shall have and may enjoy all the Licenses, exemptions, immunities and other privileges which the Companies had and enjoyed, if any.

20.4. The Manager will have the right to consider all third parties’ rights and obligations related to the Airport or the Airport Activities which cause or origin took place before the Effective Date, to be ineffective as from such date.

It will be GOA’s burden to obtain from the relevant third parties sufficent waivers, to pay the pertinent indemnifications which such third parties may seek, and to indemnify and hold the Manager harmless with regard to any Adverse Consequence with respect thereto, provided that third party claims against the Manager are adjudicated by a court, government agency, any other public authority or an arbitration court, either in the Republic of Armenia or in any other country, even though there are pending appeals or actions and without prejudice to GOA’s rights under section XXI; or GOA’s responsibility is established through the arbitration proceedings foreseen in section XXI. The Manager may request GOA that it take specific actions so that the Manager is able to perform the Airport Activities to the fullest extent, but the Manager’s failure to make such request will not imply a discharge of GOA’s obligations.

20.5. All presentations, procedures, notifications related to this Agreement, including those related to the Master Plan, will be channeled through the Prime Minister of the Republic of Armenia. GOA shall cause all national governmental agencies and bodies, local authorities and all other public authorities to efficently process the mentioned presentations, procedures and notifications to the extent allowed by Armenian law.

20.6. The Parties shall consult each other for the regulations and needs of Accessibility Infrastructure, response to emergencies, limitations to ownership, heights, obstacles to air navigation, environmental impact, etc.

20.7. GOA shall abide to section 5 of the “Agreement between the Argentine Republic and the Republic of Armenia for the Reciprocal Promotion and Protection of Investments” executed on April 16, 1993, and section 8 of the Law of the Republic of Armenia on Foreign Investments.

20.8. During the Term, the Manager shall enjoy such tax holidays and relief from profit, income and other similar taxes as are provided by the Armenian law.

20.9. The Manager shall facilitate compliance with protocol regulations under the Armenian law, regulations or administrative decisions, the treaties to which the Republic of Armenia is a party and the international custom, with regard to the President of the Republic of Armenia, foreign dignataires and their aircraft.

Regardless of protocol regulations, the Presidential aircraft shall be handled free of charge, except in what fueling is concerned.

20.10. All notices required under or related to this Agreement from the Manager shall be written in English, and may be written also in Armenian. Notices from GOA shall be written in English and Armenian. In case of contradiction between versions, the English version shall prevail.

20.11. A translation of this Agreement into Armenian is executed by the Parties for notarizarion purposes. In case of discrepancies between this instrument and its translation into Armenian, this instrument shall prevail.

20.12. Any money due by GOA, including but not limited to Liquidated Damages and indemnification of Adverse Consequences, will be (i) calculated and paid in freely available US dollars or euros, and (ii) payable in such US or European bank account which the Manager may, at its sole discretion, so indicate.

XXI. Governing law and jurisdiction

21.1. Pursuant to section 6, paragraph 5 of the Constitution of the Republic of Armenia and article 9 of the “Agreement between the Argentine Republic and the Republic of Armenia for the Reciprocal Promotion and Protection of Investments” any dispute regarding the validity, interpretation and/or enforcement of this Agreement may be submitted, at the Manager’s discretion, to arbitration with the International Center for

Settlement of Disputes in accordance with the supplementary mechanism of such body for the management of conciliation, arbitration or investigation procedures. Such arbitration award shall be final.

21.2. All disputes submitted to the International Center for Settlement of Investment Disputes shall be resolved by virtue of the provisions of paragraph 4, article 9 of the “Agreement between the Argentine Republic and the Republic of Armenia for the Reciprocal Promotion and Protection of Investments”.

21.3. In the event the Manager decides not to submit the dispute to arbitration as provided for in 21.1, the ordinary courts of the Republic of Armenia shall have jurisdiction to solve the case, which courts shall apply the laws in force in the Republic of Armenia.

In witness whereof, the Parties execute this agreement in four counterparts duly notarized, in Yerevan, Republic of Armenia, as of December 17, 2001.

Corporación América S.A.	The Government of the Republic of Armenia

/s/ Eduardo Eurnekian	/s/ Andranik Margaryan

By: Eduardo Eurnekian	By: Andranik Margaryan

Position / capacity: President	Position / capacity: Prime Minister of the Re-

of the board of directors	public of Armenia

APPENDIX A

REPRESENTATIONS AND WARRANTIES

Each of the Parties represents and warrants to the other that the statements contained in this appendix are correct and complete as of the date of this Agreement and will be correct and complete during the whole Term, unless the context limits their validity to a certain time.

I. Representations and warranties of the Manager

1. Power and authorization. With regard to this Agreement and any agreement, certificate or instrument being delivered pursuant to or in connection with the transactions foreseen in this Agreement (collectively the “Documents”) to which the Manager is or will be a party, the Manager: (i) has full power and authority to execute and deliver them; (ii) has full power and authority to perform its obligations and consummate the transactions foreseen therein; (iii) has duly executed and delivered them; (iv) is bound to legal, valid and binding obligations enforceable against it in accordance with their respective terms.

2. Non consent required. No consent, approval, order or authorization of, or declaration, filing or registration with, any person, entity or governmental authority other than GOA is required to be made or obtained in connection with the authorization, execution, delivery or performance of the Documents or the transactions contemplated hereby and thereby.

3. No violation. The execution, delivery and performance of the Documents, the consummation of the transactions contemplated therein and the performance of any Airport Activity do not and will not:

(a) conflict with, result in the breach, modification, termination or violation of, or loss of any benefit under, constitute a default under, accelerate the performance required by, result in or give rise to a right to amend or modify the terms of, result in the creation of any Encumbrance upon any assets or properties, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, lease, license or other instrument or obligation of any kind or nature by which GOA, or any of the properties or assets owned by GOA, may be bound or affected, according to the Argentine law;

(b) conflict with, violate or result in any loss of benefit under, any License, franchise, order, judgment, writ, injunction under the Argentine law; or

(c) conflict with or violate any provision of the laws of the Republic of Argentina.

II. Representations and warranties of GOA

1. Power and Authorization. With regard to this Agreement and any agreement, certificate or instrument being delivered pursuant to or in connection with the transactions foreseen in this Agreement (collectively the “Documents”) to which GOA is or will be a party, GOA: (i) has full power and authority to execute and deliver them; (ii) has full power and authority to perform its obligations and consummate the transactions foreseen therein; (iii) has duly executed and delivered them; (iv) is bound to legal, valid and binding obligations enforceable against it in accordance with their respective terms; (iv) is the only authority entitled to grant to the Manager the rights foreseen therein, or any of those rights in what airports different from the Airport are concerned; (v) has followed all the pertinent procedures and fulfilled all required formalities under applicable statutes.

2. No Consent Required. No consent, approval, order or authorization of, or declaration, filing or registration with, any person, entity or governmental authority is required to be made or obtained in connection with the authorization, execution, delivery or performance of the Documents or the transactions contemplated hereby and thereby.

3. No Violation. The execution, delivery and performance of the Documents, the consummation of the transactions contemplated therein and the performance of any Airport Activity do not and will not:

(a) conflict with, result in the breach, modification, termination or violation of, or loss of any benefit under, constitute a default under, accelerate the performance required by, result in or give rise to a right to amend or modify the terms of, result in the creation of any Encumbrance upon any assets or properties, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, lease, license or other instrument or obligation of any kind or nature by which the Manager, or any of the properties or assets used by the Manager, may be bound or affected;

(b) conflict with, violate or result in any loss of benefit under, any License, franchise, order, judgment, writ, injunction; or

(c) conflict with or violate any provision of the laws of the Republic of Armenia.

The exercise of the Manager’s rights, faculties and powers shall, in no case, be considered to constitute an abuse of a dominant position in the market, abuse of a civil right or a restriction of competence.

4. Nationality and tender requirements. There is not any law, decree or act with the force of law which may force the Manager either to chose its counterpart in services, works, subconcession or any other kind of agreement by conducting a specific selection process or to chose it because of its nationality or residence or considering a preference based on nationality or residence.

5. Liabilities. There is not any Liability related to any Airport Activity, either conducted or to be conducted in the future, to any person which conducted or will eventually conduct any Airport Activity, or to any activity or person related to the foregoing, which cause or origin is prior to the date hereof, which may cause the Manager to suffer any Adverse Consequence except for those expressly assumed by the Manager in this Agreement.

6. Information. All the information contained in Schedule I hereof, has been validated and is substantially exact.

7. Property. GOA has good title to the Property, and GOA owns each of the items of Property, in each case free and clear of all Encumbrances. The Property is sufficient to operate the Airport in a manner consistent with at least the same standards of quality and reliability as have been achieved as of the date hereof.

There are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the Property or other matters affecting adversely the current use, occupancy, or value thereof.

The description of the Property contained in appendix D is complete and adequate, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of any laws, ordinances or agreements relating its use, and the land does not serve any adjoining property.

All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

There are no outstanding options or rights of first refusal to purchase any item of Property, or any portion thereof or interest therein.

All facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, telephone, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations.

Each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

No military activity is performed at the Airport, no military cargo is handled at the Airport, and the Airport is not meant to be used for such activities, unless when it is required because extraordinary needs of the national security .

8. Environmental, Health, and Safety Matters. The Companies, GOA or any other person who currently performs or performed any activity at the Airport have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or any item of Property arising under Environmental, Health, and Safety Requirements.

None of the following exists at any item of Property: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

GOA, the Companies or any other person who currently performs or performed any activity at the Airport have not, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental, Health, and Safety Requirements.

No facts, events or conditions relating to the past or present facilities, properties or operations of the Airport will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, or give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements.

No facts, events or conditions relating to the past or present facilities, properties or operations of the Airport give rise to any Liabilities relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

9. Litigation. There is no claim, counter-claim, action, suit, order or investigation relating to the transactions contemplated hereby, before any court, agency, regulatory, administrative or other governmental body or office or before any arbitrator.

10. No Misrepresentation. To the knowledge of GOA, there is no material fact or information which has not been disclosed to the Manager in writing which materially adversely affects or could reasonably be anticipated to materially adversely affect the business, condition (financial or otherwise), property, assets or prospects of the Manager.

III. Survival of Representations and Warranties

All of the representations and warranties of the Parties shall survive (even if the Parties knew or had reason to know of any misrepresentation or breach of warranty at the date hereof) and continue in full force and effect for a period of thirty (30) years after the termination of this Agreement.

IV. Indemnification provisions

In the event any of the Parties breaches (or in the event any third party alleges facts that, if true, would mean that the pertinent Party has breached) any of their representations and warranties contained in this appendix, then such Party (the “Indemnifying Party”) agrees to indemnify the other (the “Indemnified Party”) from and against the entirety of any Adverse Consequences the latter may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Indemnified Party may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), provided that the Indemnified Party follows the procedures established in this article, and article XXI of the Agreement if necessary, except for any circumstance which arises out of the gross negligence or intentional misconduct of the Indemnified Party.

If any Party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) which such Party has not breached shall not detract from or mitigate the fact that said Party is in breach of the first representation or warranty.

In case of breach of any representation or warranty contained in the Agreement, the Indemnified Party shall notify the Indemnifying Party of such claim. The Indemnifying Party shall notify to the Indemnified Party whether the Indemnifying Party accepts or rejects – either totally or partially – the Indemnified Party’s claim within a thirty-calendar-day period as from the date of notificaiton of such claim. If the claim is rejected totally or partially, the Parties shall appoint one of Deloitte & Touche, Andersen, PriceWaterhouseCoopers and Ernst & Young to evaluate the claim and to asses the amount of the indemnification, if pertinent. If the Parties do not agree on the auditing firm, the auditing firm shall be chosen by haphazard among the mentioned firms. Any Party may notify the choice to the chosen firm. The chosen firm will provide its opinion to the Parties within a thirty-working-day period as from the date of notification of the choice, based on all relevant information provided by the Parties. The Parties shall disclose all the relevant information to enable the chosen firm to evaluate and assess the claim.

The opinion of the auditing firm will not be binding, but will be taken into account by the Parties in its material conclusions, in order to solve the controversy amicably, before resorting to the proceedings foreseen in clause XXI of the Agreement.

The currency in which damages will be paid will be that identified in section 12.2 of the Agreement.

If any of the Parties makes a claim to the other Party and the Party making such claim has breached any obligation before, the Party to which the claim is addressed shall have the right no to comply with the pertinent obligation until the Party making the claim complies with its obligation.

V. Matters Involving Third Parties

If any third party shall notify any of the Parties with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification, then the Party which received such notification shall promptly notify the other thereof in writing; provided, however, that no delay in delivering a notification shall relieve the pertinent Party from any obligation hereunder unless (and then solely to the extent) this Party is prejudiced.

Schedule I

Information validated by GOA

APPENDIX B

TARIFF SCHEDULE

AIRPORT CHARGES TO BE COLLECTED BY THE MANAGER

The charges to be collected by the Manager shall be those established in this appendix and any other charge which IATA and ICAO regulations and recommendations may foresee in the future.

All the Airport Charges shall be added the VAT.

LANDING CHARGE

Charges are imposed based on the maximum certified aircraft take off weight.

Passenger aircraft:

United States dollars 5.8 per metric ton or fraction

Cargo aircraft:

>= 200 metric tons: United States dollars 3.8 per ton or fraction

200 - 350 metric tons: United States dollars 760 + United States dollars 5.3 per each metric ton exceeding 200 metric tons

>= 350 tons: United States dollars 1555 + United States dollars 7.3 per each metric ton exceeding 350 metric tons

TAKE-OFF CHARGE

Charges are imposed based on the maximum certified aircraft take off weight.

Passenger aircraft:

United States dollars 5.8 per metric ton or fraction

Cargo aircraft:

>= 200 metric tons: United States dollars 3.8 per ton or fraction

200 - 350 metric tons: United States dollars 760 + United States dollars 5.3 per each metric ton exceeding 200 metric tons

>= 350 tons: United States dollars 1555 + United States dollars 7.3 per each metric ton exceeding 350 metric tons

Notes:

- The minimum charge for all aircraft types is United States dollars 75 for each landing or take-off.

- 20% of the amount of the charge calculated as described above is added to each landing and take-off during night time (from 21:00 to 07:00).

Payment of Aviation Charges by airlines is a vital condition on the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the Airport premises, ground spaces and services.

AIRCRAFT PARKING CHARGE

Parking during free time limits:

Type of aircraft	Maximum landing weight, metric tons	Parking time free of charge, hours
Passenger Aircraft	<= 115, inclusive	2.5
	>= 115	3.0
Cargo Aircraft	<= 50, inclusive	4.0

50 - 100, inclusive	6.0
100 - 200, inclusive	8.0
200 - 300, inclusive	12.0
>= 300

Parking past free time limits:

a) Charges to commercial aircraft exceeding free parking time limits are the following:

10% of landing tariff per hour or fraction: minimum applicable charge is United States dollars 50 per hour or fraction;

b) charges to non-commercial aircraft exceeding free parking time limits are te following:

20% of landing tariff per hour or fraction; minimum applicable charge is United States dollars 150 per hour or fraction.

Payment of Airport Charges by aircraft operators is an essential condition for the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the airport premises, ground spaces and services.

PASSENGER HANDLING AIRPORT TARIFF

United States dollars 11 each departing passenger;

United States dollars 5 each transit passenger.

Notes:

- No Airport Charge is charge to children traveling for free;

- 50% of the Airport Charge is charged to children traveling with discount.

LOADING BRIDGE USE CHARGE

United States dollars 80.

Note:

- Use of loading bridge at gates equipped with loading gates is mandatory.

- If the loading bridge is provided for only arriving or only departing passengers, the charge is United States dollars 40.

Payment of Airport Charges by Airlines is a vital condition on the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the Airport premises, ground spaces and services.

EXCESS LUGGAGE CHARGES

United States dollars 100 per each ton of excess luggage.

Payment of Airport Charges by Airlines is a vital condition on the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the Airport premises, ground spaces and services.

CENTRALIZED POWER SUPPLY SERVICE CHARGES

Aircraft weight, metric tons	Charge, United States dollars
<= 50	32
50 -100	45
100 - 200	54
200 - 300	63
>= 300	72

Use of alternative type of power supply (diesel, etc.) in parking lots with centralized power supply is prohibited.

Payment of Airport Charges by Airlines is a vital condition on the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the Airport premises, ground spaces and services.

AIRCRAFT SPECIAL SECURITY

Aircraft special security is carried out a the request of the air carrier. Airport special security charge is 2% of applicable landing charge, per hour of parking or fraction.

Notes:

- Security charges for the airside parking within time limits are included in the following charges: in case of parking within limits, in the landing and take-off charges; in case of parking past the parking limits, in the parking tariffs (both within and past limits).

- Security provided at technical maintenance sections is United States dollars 4.3 per hour or fraction.

Payment of Airport Charges by Airlines is a vital condition on the approval of flights and any use of Airport premises. Default in payments shall entitle the Manager to deny availability of any of the Airport premises, ground spaces and services.

APPENDIX C

MEMORANDUM OF UNDERSTANDING

APPENDIX D

PLAN OF THE AIRPORT. INVENTORY

APPENDIX E

PROVISIONS REGARDING THE TRANSITION PERIOD BETWEEN EFFECTIVE DATE AND POSSESSION DATE

1. GOA shall: a) cause the ownership of all buildings and assets currently owned by the Companies, the building of the casino located at the Airport, and the piece of land corresponding to Zinuzh Closed Joint Stock Company transferred to GOA and duly registered, and shall have all other items of Property’s ownership vested in GOA and duly registered; b) transfer the right of use of the Property to the Manager as Airport concessionaire and have it duly registered, valid and enforceable, free of all Encumbrances and Liabilities and free of all occupants, before Possession.

At the Manager’s request, GOA shall inform in written to the Manager within three (3) days as from the respective request, about all actions taken and to be taken during the transition period between Effective Date and Possession date in order to achieve the goal described in the preceding paragraph, and those other actions described in this appendix. The Manager shall be entitled to terminate the Agreement at any time before Possession if the Manager, at its sole discretion, considers that GOA does not provide sufficient information, that the measures which GOA intends to implement or implements will be insufficient, or if the Manager considers that its implementation will not ensure the achievement of the mentioned objectives.

2. Before and after Possession date, at Manager’s request, GOA shall start condemnation proceedings for all pieces of land surrounding the Airport which the Manager consider to be necessary or convenient for the Airport operations. GOA shall endeavour to have such condemnation proceedings fully terminated as quickly as allowed under Armenian law.

3. Twenty (20) days before Possession, GOA shall terminate all collective bargaining agreements which may affect the labor relationships between the Manager and its employees, if any. Before and after Possession, GOA shall take all necessary actions to have all the employees of “Zvartnots International Airport” Closed Joint Stock Company that the Manager wishes to hire transferred to the Manager without transferring or causing the Manager to assume any labor liability, and to relocate all the remnant employees of “Zvartnots International Airport” Closed Joint Stock Company without transferring or causing the Manager to assume any labor liability.

To implement the transfer of personnel, the Parties agree that it will be convenient that the employees to be hired by the Manager quit on the same date they are hired by the Manager.

GOA shall indemnify and hold the Manager harmless with respect to all Adverse Consequences deriving from the actions described in this paragraph.

4. Between Effective Date and Possession date, the Manager shall be entitled to appoint one or more representatives to monitor all Airport Activities and to request to a special representative appointed by GOA that specific measures be adopted or corrected in order to ensure that the managment of the Airport be conducted in accordance with past custom and practice, under GOA’s exclusive responsibility, and to avoid any modification in the Airport or its activities which may damage the Manager. To that effect, GOA shall appoint a senior officer which shall act as liaison officer with the Manager and shall have faculties to instruct all persons conducting any activity in the Airport.

5. GOA shall cause all construction works in the Airport and all capital expenditures of the Companies to interrupt as from Effective Date, unless the Manager otherwise requires.

6. Before Possession date, GOA shall notify to all international entities related to air transportation the appointment of Manager as the operator of the Airport. When it is necessary to represent GOA before international organizations in the instances stipulated by the Armenian law and the treaties to which the Republic of Armenia is a party, the Manager shall represent GOA before such organizations.

7. Without prejudice to the right of the Manager to enact Airport Regulations, before Possession, GOA shall enact those regulations requested by the Manager aimed at organising customs, police, passport control and other activities performed by public authorities in a manner consistent with international practice.

8. Before Possession, GOA shall cause the Department of Civil Aviation to move from the building it currently occupies in the Airport, and shall transfer its use to the Manager.

9. The Parties shall perform all necessary acts in order to ensure compliance of all their representations and warranties before Possession.

10. During the transition period between Effective Date and Possession date, GOA shall take all necessary actions to ensure that no item of Property is separated from the Airport or transferred in any manner, to keep all the items of Property in conditions to be used as they were used according to past custom and practice, to maintain the

Property’s value, and to ensure the normal performance of all the services rendered in the Airport according to past custom and practice.

11. From Possession date on, “Zvartnots International Airport” Closed Joint Stock Company and the other Companies shall refrain from performing any activity which may hinder the enjoyment of the Manager’s rights under this Agreement.

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